Exhibit 5.1

[White & Case LLP Letterhead]

June 28, 2019

Newmont Goldcorp Corporation

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

Re:     $472,434,000 3.625% Notes due 2021

$810,243,000 3.700% Notes due 2023

$443,639,000 5.450% Notes due 2044

Ladies and Gentlemen:

We have acted as New York counsel to Newmont Goldcorp Corporation (formerly known as Newmont Mining Corporation), a Delaware corporation (the “Corporation”), and Newmont USA Limited, a Delaware corporation (the “Guarantor”) in connection with the Corporation’s offer (the “Exchange Offer”) to exchange up to (i) $472,434,000 aggregate principal amount of its 3.625% Notes due 2021 (the “2021 Exchange Notes”) for any and all of its outstanding 3.625% Notes due 2021 (the “2021 Outstanding Notes”), (ii) $810,243,000 aggregate principal amount of its 3.700% Notes due 2023 (the “2023 Exchange Notes”) for any and all of its outstanding 3.700% Notes due 2023 (the “2023 Outstanding Notes”), and (iii) $443,639,000 aggregate principal amount of its 5.450% Notes due 2044 (the “2044 Exchange Notes” and, together with the 2021 Exchange Notes and the 2023 Exchange Notes, the “Exchange Notes”) for any and all of its outstanding 5.450% Notes due 2044 (the “2044 Outstanding Notes” and, together with the 2021 Outstanding Notes, the 2023 Outstanding Notes, the “Outstanding Notes”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Outstanding Notes were issued and the Exchange Notes are to be issued under an indenture (the “Indenture”), dated as of April 22, 2019, by and among the Corporation, the Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) filed as Exhibit 4.1 to the Corporation’s Form 8-K filed with the Commission on April 23, 2019. The Exchange Notes will be guaranteed by the Guarantor pursuant to the terms of the Indenture (the “Guarantees”).

In connection with the opinion expressed below, we have examined originals or copies (certified or otherwise identified to our satisfaction) of corporate records, agreements, documents, and other instruments, matter of law, proceedings and such certificates or comparable documents of public officials and of officers and representatives of the Corporation, including: (i) the Corporation’s Amended and Restated Certificate of Incorporation, dated April 17, 2019, filed as Exhibit 3.1 to the Corporation’s Form 8-K filed with the Commission on April 22, 2019; (ii) the Corporation’s By-Laws, amended and restated effective as of April 23, 2019, filed as Exhibit 3.2 to the Corporation’s Form 10-Q for the period ended March 31, 2019, filed with the Commission on April 25, 2019; (iii) the Guarantor’s Restated Certificate of Incorporation, dated as of February 15, 2002, Certificate of Amendment dated as of February 22, 2002 to the Restated Certificate of Incorporation and Certificate of Amendment dated as of July 3, 2002 to the Restated Certificate of Incorporation, filed as Exhibits 3.3, 3.4 and 3.5, respectively, to the Registration Statement; (iv) the Guarantor’s Amended and Restated By-Laws, adopted on June 1, 2014, filed as Exhibit 3.6 to the Registration Statement; (v) the resolutions adopted by the Corporation’s board of directors on February 20, 2019; (vi) the written consent of directors adopted by the Guarantor’s board of directors on March 14, 2019; (vii) the Indenture; (viii) the forms of global certificates included in the Indenture; and (ix) the Registration Statement, and have made such inquiries of such officers and representatives as we have deemed necessary as a basis for the opinions set forth in this opinion letter. In rendering such opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents and the accuracy and completeness of all public records examined by us. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and officers and representatives of the Corporation and the Guarantor and documents furnished to us by the Corporation and the Guarantor and representations by the Corporation and the Guarantor without independent investigation or verification of any kind of their accuracy.

In making our examination of documents executed by parties other than the Corporation and the Guarantor, we have assumed that such parties had the power, corporate or other, and authority to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof.

In rendering the opinion contained herein, we have assumed that: (i) the Registration Statement and any supplements and amendments thereto, will have become effective and will comply with all applicable laws (and will remain effective and in compliance at the time of issuance of the Exchange Notes and Guarantees thereunder); (ii) a prospectus supplement providing supplemental information to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission and will comply with all applicable laws; (iii) the Corporation will issue and deliver the Exchange Notes and the Guarantor will issue and deliver the Guarantees in the manner contemplated by the Registration Statement; (iv) the resolutions authorizing the Corporation to issue, offer and sell the Exchange Notes have been adopted by the Corporation’s board of directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Exchange Notes are offered or sold by the Corporation; (v) the resolutions authorizing the Guarantor to issue, offer and sell the Guarantees have been adopted by the Guarantor’s board of directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Guarantees are offered or sold by the Guarantor, and (vi) all the Exchange Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added and will be issued and sold in compliance with applicable federal and state securities laws or applicable laws or regulations or any agreement or other instrument binding upon the Corporation and the Guarantor.

We have further assumed that the Exchange Notes and Guarantees will be delivered by the Corporation and the Guarantor in accordance with applicable laws and sold as contemplated in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that, when the Exchange Notes have been duly authorized by all necessary corporate action, executed, issued and delivered by the Corporation and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offers as set forth in the Registration Statement, (a) the Exchange Notes will constitute valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms and (b) the Guarantees will constitute valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms.

The foregoing opinions as to enforceability of obligations of the Corporation and the Guarantor is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality); (ii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

The opinions set forth in this letter are effective as of the date hereof only. We assume no responsibility to update this opinion letter for, or to advise you of, any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances, regardless of whether or not they affect the opinions expressed in this opinion letter.

The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

Very truly yours,

/s/ White & Case LLP

White & Case LLP